As filed with the Securities and Exchange Commission on October 4, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENNIS, INC.

(Exact name of registrant as specified in its charter)

Texas	75-0256410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2441 Presidential Pkwy

Midlothian, Texas 76065

(Address of principal executive offices)

2021 LONG-TERM INCENTIVE PLAN OF ENNIS, INC.

(Full title of the plan)

(Name and address of agent for service)Copy to:

Keith S. WaltersRichard A. Lowe

Chairman of the Board, CEO and PresidentShackelford, Bowen, McKinley & Norton, LLP

Ennis, Inc.777 Main Street, Suite 600

2441 Presidential ParkwayFort Worth, Texas 76102

Midlothian, Texas 76065(817) 887-8121

(972) 775-9801

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $2.50 par value per share	1,033,648 shares (1)	$19.11	$19,753,013.28	$1,831.10
(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered shall include an indeterminate number of additional shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares registered hereunder in accordance with the 2021 Long-Term Incentive Plan of Ennis, Inc.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based on the average of the high and low prices of the common stock reported on the New York Stock Exchange on October 1, 2021.

EXPLANATORY NOTE

Ennis, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 1,033,648 shares (the “Shares”) of its common stock, par value $2.50 per share, reserved for issuance under the 2021 Long-Term Incentive Plan of Ennis, Inc. (the “LTIP”). The Board of Directors of the Company recommended for approval and, on July 15, 2021, the stockholders of the Company approved the LTIP to succeed the 2004 Long-Term Incentive Plan of Ennis, Inc. (the “LTP”). The LTIP became effective on July 15, 2021. No further awards will be granted under the LTP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide free of charge to all participants in the LTIP document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the documents or portions of documents listed below that were filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the rules of the Commission:

(1)	the Company’s Annual Report on Form 10-K filed on May 7, 2021;
(2)	the Company’s Annual Proxy Statement on Form 14A filed on June 3, 2021;
(3)	the Company’s Current Report on Form 8-K filed on June 22, 2021;
(4)	the Company’s Current Report on Form 8-K filed on June 23, 2021;
(5)	the Company’s Quarterly Report on Form 10-Q filed on July 2, 2021;
(6)	the Company’s Current Report on Form 8-K filed on July 16, 2021;
(7)	the Company’s Current Report on Form 8-K filed on September 21, 2021;
(8)	the Company’s Current Report on Form 8-K filed on September 21, 2021;
(9)	the Company’s Current Report on Form 10-Q filed on October 1, 2021

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Texas Law and the Company’s Governing Documents

The registrant is incorporated under the laws of the State of Texas. The discussion below summarizes the material indemnification provisions of the registrant’s amended and restated certificate of formation, amended and restated bylaws and Chapters 7 and 8 of the Texas Business Organizations Code (the “TBOC”).

Chapter 8 of the TBOC requires a Texas corporation to indemnify a director, former director or delegate thereof against reasonable expenses actually incurred by such person in connection with a proceeding in which such person is a respondent because such person is or was a director or delegate thereof if such person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Further, Chapter 8 of the TBOC permits a Texas corporation to indemnify a director, former director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding if it is determined that: (1) such person (a) acted in good faith, (b) reasonably believed, in the case of conduct in such person’s official capacity, that such person’s conduct was in the corporation’s best interest and, in any other case, that such person’s conduct was not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe such person’s conduct was unlawful and (2) with respect to expenses, the amount of such expenses is reasonable.

Under Chapter 8 of the TBOC, indemnification of a person that is found liable to a Texas corporation or found liable because such person improperly received a personal benefit (1) is limited to reasonable expenses actually incurred, (2) does not include a judgment, a penalty, a fine, or an excise or similar tax and (3) may not be made if such person has been found liable for (a) willful or intentional misconduct in the performance of any duties to the corporation, (b) breach of any duty of loyalty owed to the corporation or (c) an act or omission not committed in good faith that constitutes a breach of any duty owed by such person to the corporation.

Chapter 8 of the TBOC permits a Texas corporation to pay or reimburse reasonable expenses incurred by a present director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the required determinations after the corporation receives (1) a written affirmation by such person of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Chapter 8 of the TBOC.

Chapter 8 of the TBOC permits a Texas corporation to indemnify and advance expenses to persons other than present or former directors, including officers, employees or agents, as provided by the corporation’s governing documents or contract, among other means, and requires that a corporation indemnify an officer to the same extent that indemnification is required under the TBOC.

Chapter 8 of the TBOC provides that a Texas corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities (1) asserted against such person in his or her capacity or (2) arising out of his or her status as a director, officer, employee or agent of the company. A Texas corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Chapter 8 of the TBOC.

Section 1 of the registrant’s amended and restated bylaws provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding by reason of the fact that such person is or was serving as a director or officer of the registrant or serving as such at the request of the registrant as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against all reasonable expenses including attorneys’ fees, judgments, fines and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; and further provided that there shall be no indemnification in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable on the basis that personal benefit was improperly received, whether or not the benefit resulted from an action taken in the person’s official capacity or is found liable to the registrant, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Indemnification, in such instance, will be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of duties to the registrant. The termination of any action, suit or proceeding by settlement or its equivalent not amounting to a judgment thereof shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.

Chapter 7 of the TBOC provides that a certificate of formation or other governing document may provide that a director of a Texas corporation is not liable or is liable only to the extent provided by the certificate of formation or other governing document, to the corporation or its shareholders for monetary damages for an act or omission by such person in such person’s capacity as a director of the corporation. However, a Texas corporation may not eliminate or limit the liability of a director to the extent such director is found liable under applicable law for:

•	a breach of the director’s duty of loyalty to the corporation or its shareholders;
•	an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or which involves intentional misconduct or a knowing violation of law;
•	a transaction from which the director received an improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or
•	an act or omission for which the liability of a director is expressly provided by an applicable statute.

Article Nine of the Registrant’s Restated Articles of Incorporation provides that the registrant may indemnify any person (and the heirs, executors and administrators of such persons) who is, or was, a director, officer or former director, officer, employee or agent of the registrant, or any person who may have served at its request as a director, officer, employee or agent of another corporation, foreign or domestic, or any partnership, proprietorship, trust, association or enterprise, whether a profit or non-profit business in which it owned shares of capital stock or other interest or of which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any claim, action, suit or proceeding whether brought by or in the right of the registrant and whether civil, criminal, administrative or investigative in nature, or in connection with any appeal relating thereto, in which such person is made a party or threatened to be made a party by reason of being or having been such director, officer, employee or agent except in relation to matters as to which such person shall be adjudged in such action suit or proceeding to be liable for negligence or misconduct in the performance of duty, but such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or may hereafter acquire under any statute. Any repeal or amendment of the Registrant’s amended and restated certificate of formation by the Registrant’s shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director arising from an act or omission occurring prior to the time of such repeal or amendment.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	2021 Long-Term Incentive Plan of Ennis, Inc. dated as of July 15, 2021.
5.1	Opinion of Shackelford, Bowen, McKinley & Norton, LLP regarding 1,033,648 shares of Common Stock.
23.1	Consent of Grant Thornton LLP, independent registered public accountants.
23.2	Consent of Shackelford, Bowen, McKinley & Norton, LLP (included in the opinion of Shackelford, Bowen, McKinley & Norton, LLP filed herewith as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1*	2021 Long-Term Incentive Plan of Ennis, Inc. dated as of July 15, 2021.
5.1*	Opinion of Shackelford, Bowen, McKinley & Norton, LLP regarding 1,033,648 shares of Common Stock.
23.1*	Consent of Grant Thornton LLP, independent registered public accountants.
23.2	Consent of Shackelford, Bowen, McKinley & Norton, LLP (included in the opinion of Shackelford, Bowen, McKinley & Norton, LLP filed herewith as Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midlothian, State of Texas, on October 4, 2021.

ENNIS, INC.

By:	/s/ Keith S. Walters
Keith S. Walters
Chairman of the Board, CEO and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned persons in the capacities and on the dates indicated.

Each person whose signature appears below appoints each of Keith S. Walters and Vera Burnett as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Keith S. Walters	Chairman of the Board, Chief Executive Officer and President	October 4, 2021
Keith S. Walters

/s/ Vera Burnett	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 4, 2021
Vera Burnett

/s/ John R. Blind	Director	October 4, 2021
John R. Blind

/s/ Aaron Carter	Director	October 4, 2021
Aaron Carter

/s/ Barbara T. Clemens	Director	October 4, 2021
Barbara T. Clemens

/s/ Gary S. Mozina	Director	October 4, 2021
Gary S. Mozina

/s/ Troy L. Priddy	Director	October 4, 2021
Troy L. Priddy

/s/ Alejandro Quiroz	Director	October 4, 2021
Alejandro Quiroz

/s/ Michael J. Schaefer	Director	October 4, 2021
Michael J. Schaefer

/s/ Margaret A. Walters	Director	October 4, 2021
Margaret A. Walters